File No. 333-215584

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 14, 2017

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. 1
Post-Effective Amendment No. [ ]

EQ Advisors Trust

(Exact Name of Registrant as Specified in Charter)

1290 Avenue of the Americas

New York, New York 10104

(Address of Principal Executive Offices)

(212) 554-1234

(Registrant’s Area Code and Telephone Number)

STEVEN M. JOENK

AXA Equitable Funds Management Group, LLC

1290 Avenue of the Americas

New York, New York 10104

(Name and Address of Agent for Service)

With copies to:

PATRICIA LOUIE, ESQ.	MARK C. AMOROSI, ESQ.
AXA Equitable Funds Management Group, LLC	K&L Gates LLP
1290 Avenue of the Americas	1601 K Street, N.W.
New York, New York 10104	Washington, DC 20006

Approximate Date of Proposed Public Offering:

As soon as practicable after this Registration Statement becomes effective.

EQ Advisors Trust hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until EQ Advisors Trust shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

No filing fee is required because the registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares (File Nos. 333-17217 and 811-07953).

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for EQ Advisors Trust incorporates by reference the Prospectus, Statement of Additional Information, and Part C contained in the initial filing of Form N-14, which was filed with the Securities and Exchange Commission (“SEC”) on January 17, 2017.

EQ ADVISORS TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement consists of the following papers and documents:

•	Cover Sheet

•	Contents of Registration Statement

•	Explanatory Note

•	Signature Page

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for EQ Advisors Trust (“Registrant”) incorporates by reference Registrant’s Part A, Part B and Part C contained in the Registrant’s Registration Statement on Form N-14 File No. (333-215584) which was filed with the Securities and Exchange Commission on January 17, 2017. This Pre-Effective Amendment is being filed for the sole purpose of delaying the effectiveness of the Registration Statement under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York and state of New York on the 14th day of February, 2017.

EQ ADVISORS TRUST

By:	/s/ Steven M. Joenk
Steven M. Joenk
Trustee, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Joenk Steven M. Joenk	President (principal executive officer)	February 14, 2017

/s/ Donald E. Foley* Donald E. Foley	Trustee	February 14, 2017

/s/ Christopher P.A. Komisarjevsky* Christopher P.A. Komisarjevsky	Trustee	February 14, 2017

/s/ H. Thomas McMeekin* H. Thomas McMeekin	Trustee	February 14, 2017

/s/ Harvey Rosenthal* Harvey Rosenthal	Trustee	February 14, 2017

/s/ Gary S. Schpero* Gary S. Schpero	Trustee	February 14, 2017

/s/ Kenneth Walker* Kenneth Walker	Trustee	February 14, 2017

/s/ Caroline L. Williams* Caroline L. Williams	Trustee	February 14, 2017

/s/ Brian Walsh Brian Walsh	Treasurer and Chief Financial Officer (principal accounting officer)	February 14, 2017

*	By:	/s/ Steven M. Joenk
Steven M. Joenk
Attorney-in-Fact

*	Executed pursuant to Powers of Attorney incorporated by reference to the registration statement on Form N-14 of EQ Advisors Trust filed on January 17, 2017 (File No. 333-215584).

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